July 24, 2012                                                                                                                                FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Quarterly Earnings of
$1.58 Per Diluted Common Share

Preliminary Financial Results for the Second Quarter and First Half of 2012:

•
FDIC-Assisted Acquisition:  On April 27, 2012, Great Southern Bank entered into a purchase and assumption agreement, including a loss sharing agreement, with the FDIC to purchase substantially all of the assets and assume substantially all of the deposits and other liabilities of Inter Savings Bank, FSB (“InterBank”), a full-service bank headquartered in Maple Grove, Minn.  Great Southern Bank assumed approximately $456 million of deposits of InterBank at no premium and acquired at fair value approximately $285 million in loans and $6.2 million of foreclosed assets.  The transaction resulted in a preliminary one-time gain of $31.3 million (pre-tax) based upon the initial estimated fair value of the assets acquired and liabilities assumed.

•
Capital:  The capital position of the Company continues to be strong after the InterBank FDIC-assisted acquisition, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of June 30, 2012, the Company’s Tier 1 leverage ratio was 8.7%, Tier 1 risk-based capital ratio was 15.1%, and total risk-based capital ratio was 16.4%.

•
Total Loans:  Total gross loans, including FDIC-covered loans, increased $184 million from December 31, 2011, mainly due to the loans acquired in the InterBank FDIC-assisted acquisition.  Partially offsetting this increase were decreases in the FDIC-covered loan portfolios acquired in 2009 and 2011.  Excluding covered loans and mortgage loans held for sale, total loans decreased $4.8 million from December 31, 2011, to June 30, 2012, primarily in the areas of commercial real estate loans and construction and land development loans, partially offset by increases in the areas of multi-family residential mortgage loans, commercial business loans and consumer loans.

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $130.0 million at June 30, 2012, down $892,000 from March 31, 2012 and up $1.3 million from December 31, 2011.  Non-performing assets, excluding FDIC-covered non-performing assets, at June 30, 2012, were $73.5 million, an increase of $3.7 million from $69.8 million at March 31, 2012 and a decrease of $857,000 from $74.4 million at December 31, 2011.  Non-performing assets were 1.74% of total assets at June 30, 2012, compared to 1.81% at March 31, 2012.

•
Net Interest Income: Net interest income for the second quarter of 2012 increased $185,000 to $40.5 million compared to $40.3 million for the second quarter of 2011. Net interest margin was 4.36% for the quarter ended June 30, 2012, compared to 5.21% for the second quarter in 2011 and 4.29% for the quarter ended March 31, 2012.  These changes were primarily the result of less additional yield accretion due to improvements in expected cash flows in the second quarter of 2012 when compared to the second quarter of 2011 and the quarter ended December 31, 2011. Net interest income was also impacted by lower average yields on loans and investments in the second quarter of 2012. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 86 basis points for the quarter ended June 30, 2012, 166 basis points for the quarter ended June 30, 2011, and 72 basis points for the quarter ended March 31, 2012.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended June 30, 2012, were $1.58 per diluted common share ($21.5 million available to common shareholders) compared to $0.37 per diluted common share ($5.1 million available to common shareholders) for the quarter ended June 30, 2011.

Preliminary earnings for the six months ended June 30, 2012, were $2.12 per diluted common share ($28.9 million available to common shareholders) compared to the $0.73 per diluted common share ($10.2 million available to common shareholders) for the six months ended June 30, 2011.

For the quarter ended June 30, 2012, annualized return on average equity was 29.76%; annualized return on average assets was 2.10%; and net interest margin was 4.36% compared to 8.88%, 0.68% and 5.21%, respectively, for the quarter ended June 30, 2011. For the six months ended June 30, 2012, annualized return on average equity was 20.65%; annualized return on average assets was 1.46%; and net interest margin was 4.33% compared to 9.12%, 0.68% and 5.13%, respectively, for the six months ended June 30, 2011.

President and CEO Joseph W. Turner commented on the Company’s second quarter, “The biggest headline for the second quarter was our April 27, 2012, FDIC-assisted acquisition of InterBank, a four-branch financial institution based in Maple Grove, Minn. We believe this acquisition will prove to be a nice long-term addition to our franchise and we’re pleased to welcome former InterBank customers and associates to our Company.  On August 10, 2012, we expect to complete the system conversion to transition former InterBank customers to Great Southern products and services.  Related to the acquisition and a significant driver of second quarter earnings was a preliminary one-time gain of $31.3 million (pre-tax), based upon the estimated fair value of the assets acquired and liabilities assumed. In addition, the Company recorded certain non-recurring acquisition-related costs of $1.7 million in the three months ended June 30, 2012.

“The resolution of nonperforming assets continues to be a priority. Overall, nonperforming assets have decreased slightly from the end of 2011, with nonperforming loans down $5 million and foreclosed assets up $4 million.  As part of the resolution process, the Company recorded a $17.6 million provision for loan losses for the quarter ended June 30, 2012.  Several relationships had charge-off and write-down activity in the second quarter, with three relationships accounting for $10 million of the total charge-offs.  As we have stated in previous reports, we are working diligently to decrease our levels of classified and non-performing assets; however, we do expect non-performing assets, loan loss provisions and net charge-offs to continue to remain at somewhat elevated levels and to potentially fluctuate from period to period.”

Turner continued, “Total gross loans, including FDIC-covered loans, increased by $184 million since the end of 2011, mainly due to the InterBank transaction. Excluding covered loans and mortgages held for sale, total loans decreased approximately $5 million, with loan balances increasing in the areas of multi-family residential mortgage loans, commercial business loans and consumer loans and reductions in commercial real estate and construction and land development loans. Since the end of 2011, total deposits increased by approximately $429 million primarily due to the InterBank transaction and attracting new checking deposit customers throughout the Company’s footprint.

 “As the national economy continues to struggle to improve, our capital, liquidity and earnings remain in positions of strength. We believe our underlying operating engine that has been the foundation of our Company’s past success continues to strengthen and will have us well-positioned as the economy improves. We are focused on our customers and working to ensure that the full power of our Company reaches every customer in our expanded six-state franchise.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net interest income	$40,477	$40,292	$77,249	$79,653
Provision for loan losses	17,600	8,431	27,677	16,631
Non-interest income	37,953	(2,159)	46,419	(3,930)
Non-interest expense	30,066	22,137	56,875	43,747
Provision for income taxes	9,108	1,675	9,963	3,562
Net income	$21,656	$5,890	$29,153	$11,783

Net income available to common shareholders	$21,512	$5,108	$28,863	$10,155
Earnings per diluted common share	$1.58	$0.37	$2.12	$0.73

NET INTEREST INCOME

Net interest income for the second quarter of 2012 increased $185,000 to $40.5 million compared to $40.3 million for the second quarter of 2011. Net interest margin was 4.36% in the second quarter of 2012, compared to 5.21% in the same period of 2011, a decrease of 85 basis points. Net interest income for the first half of 2012 decreased $2.4 million to $77.2 million compared to $79.7 million for the first half of 2011. Net interest margin was 4.33% in the first half of 2012, compared to 5.13% in the same period of 2011, a decrease of 80 basis points. The average interest rate spread was 4.29% and 4.23% for the three and six months ended June 30, 2012, compared to 5.10% and 5.02% for the three and six months ended June 30, 2011. For the quarter ended June 30, 2012, the average interest rate spread increased 13 basis points compared to the average interest rate spread of 4.16% in the quarter ended March 31, 2012.

The Company’s net interest margin was significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009 and 2011 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. For the loan pools acquired in 2011 and 2012, the Company’s estimates of the cash flows expected to be collected did not materially change.  For the loan pools acquired in 2009, this cash flows estimate has increased each quarter, beginning with the third quarter of 2010, based on payment histories and reduced loss expectations of the loan pools.  This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the third quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended		Six Months Ended
	June 30, 2012		June 30, 2012
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$8,017	86bps	$14,180	80bps
Non-interest income	(6,619)		(11,150)
Net impact to pre-tax income	$1,398		$3,030

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $14.0 million and the remaining adjustment to the indemnification assets that will affect non-interest income (expense) is $(11.6) million.  Of the remaining adjustments, we expect to recognize $9.0 million of interest income and $(7.7) million of non-interest income (expense) in the remainder of 2012.  Additional adjustments may be recorded in future periods from the 2009, 2011 and 2012 acquisitions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin decreased five basis points when compared to the year-ago quarter.  Decreases in the yield on loans and investments, excluding the yield accretion income discussed above, when compared to the year-ago quarter, were partially offset by the positive effects of the lower deposit costs.  In many cases, new loans originated are at rates which are lower than the rates on existing loans and loans being paid down or paid off.  During 2011 and the first half of 2012, lower-rate transaction deposits increased as customers added to existing accounts or new customer accounts were opened, while higher-rate brokered deposits decreased and retail time deposits renewed at lower rates of interest.  Retail certificates of deposit increased over the year-ago quarter because of the deposits assumed in the Sun Security Bank FDIC-assisted acquisition and the InterBank acquisition.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2012, non-interest income increased $40.1 million to $38.0 million when compared to the quarter ended June 30, 2011, primarily as a result of the following items:

•	InterBank FDIC-assisted acquisition: The Bank recognized a preliminary one-time gain on the FDIC-assisted acquisition of InterBank of $31.3 million (pre-tax) during the quarter ended June 30, 2012.
•
Amortization of indemnification asset:  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank and Sun Security Bank FDIC-covered loan portfolios, $6.6 million of amortization (expense) was recorded in the quarter ended June 30, 2012, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.  This amortization (expense) amount was down $4.9 million from the $11.5 million that was recorded in the quarter ended June 30, 2011, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  In addition, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisitions involving Sun Security Bank, which was completed in October 2011, and InterBank, which was completed in April 2012.

•
Interest rate swap fees:  The Bank recorded $190,000 in fees for interest rate swap agreements entered into during the period.  The Bank entered into these interest rate swaps with customers and third parties on certain loans originated during the second quarter of 2012 to effectively convert fixed rate loans into variable rate instruments.

•
Securities gains and impairments:  During the quarter ended June 30, 2012, certain mortgage-backed and municipal securities were sold and a gain was realized. That gain was partially offset by an impairment charge of $262,000 on a non-agency collateralized mortgage obligation.  In the quarter ended June 30, 2011, there were no sales of available-for-sale securities, and the Company recognized an impairment charge of $400,000 on the non-agency collateralized mortgage obligation referred to above.  The net gain on sale of available-for-sale securities for the three months ended June 30, 2012, was $1.3 million, an increase of $1.7 million from the net impairment loss of $400,000 recognized for the three months ended June 30, 2011.

For the six months ended June 30, 2012, non-interest income increased $50.3 million to $46.4 million when compared to the six months ended June 30, 2011, primarily as a result of the following items:

•	InterBank FDIC-assisted acquisition: The Bank recognized a preliminary one-time gain on the FDIC-assisted acquisition of InterBank of $31.3 million (pre-tax) during the quarter ended June 30, 2012.
•
Amortization of indemnification asset:  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank and Sun Security Bank FDIC-covered loan portfolios, $11.2 million of amortization (expense) was recorded in the period ended June 30, 2012, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. This amortization (expense) amount was down $11.6 million from the $22.8 million that was recorded in the period ended June 30, 2011, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  In addition, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisitions involving Sun Security Bank, which was completed in October 2011, and InterBank which was completed in April 2012.

•	Tax credits: The Bank sold or utilized several state tax credits during the six months ended June 30, 2012, which resulted in a gain of $1.0 million.
•
Interest rate swap fees:  The Bank recorded $490,000 in fees for interest rate swap agreements entered into during the period.  The Bank entered into these interest rate swaps with customers and third parties on certain loans originated during the first six months of 2012 to effectively convert fixed rate loans into variable rate instruments.

•
Securities gains and impairments:  During the six months ended June 30, 2012, the Company recognized a net gain on sale of available-for-sale securities of $1.3 million, an increase of $1.7 million from the net impairment loss of $400,000 recognized for the six months ended June 30, 2011.  The reasons for the increase in the comparable six-month periods are the same as those described previously for the comparable three-month periods.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2012, non-interest expense increased $7.9 million to $30.1 million, when compared to the quarter ended June 30, 2011.  The increase was primarily due to the following items:

•
InterBank FDIC-assisted acquisition:  Non-interest expense increased $2.2 million for the quarter ended June 30, 2012, when compared to the quarter ended June 30, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former InterBank on April 27, 2012.  Of this amount, $1.5 million related to non-recurring acquisition-related expenses, primarily related to salaries and benefits ($540,000) and legal and other professional fees ($425,000).

•
Sun Security Bank FDIC-assisted acquisition:  Non-interest expense increased $1.8 million for the quarter ended June 30, 2012, when compared to the quarter ended June 30, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former Sun Security Bank on October 7, 2011.

•
New banking centers:  Continued internal growth of the Company since the quarter ended June 30, 2011, caused an increase in non-interest expense during the quarter ended June 30, 2012.  The Company opened two retail banking centers in the St. Louis, Mo., market area – one in O’Fallon, Mo. in February 2012 and one in Affton, Mo. in December 2011. The operation of these two new locations increased non-interest expense for the quarter ended June 30, 2012, by $163,000 over the same period in 2011.

•
Amortization of tax credits:  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the quarter ended June 30, 2012, tax credits used to reduce the Company’s tax expense totaled $1.6 million, up $1.0 million from $560,000 for the quarter ended June 30, 2011.  These tax credits resulted in corresponding amortization expense of $1.2 million during the quarter ended June 30, 2012, up $848,000 from $352,000 for the quarter ended June 30, 2011. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

For the six months ended June 30, 2012, non-interest expense increased $13.1 million to $56.9 million, when compared to the six months ended June 30, 2011.  The increase was primarily due to the following items:

•
InterBank FDIC-assisted acquisition:  Non-interest expense increased $2.2 million for the six months ended June 30, 2012, when compared to the six months ended June 30, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former InterBank on April 27, 2012.  Of this amount, $1.5 million related to non-recurring acquisition-related expenses, primarily related to salaries and benefits ($540,000) and legal and other professional fees ($425,000).

•
Sun Security Bank FDIC-assisted acquisition:  Non-interest expense increased $4.0 million for the six months ended June 30, 2012, when compared to the six months ended June 30, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former Sun Security Bank on October 7, 2011.  Of this amount, $497,000 related to non-recurring acquisition-related costs incurred during the first quarter of 2012, primarily salaries ($127,000) and occupancy and equipment expenses ($215,000).

•
New banking centers:  Continued internal growth of the Company since the six months ended June 30, 2011 caused an increase in non-interest expense during the six months ended June 30, 2012.  The Company opened two retail banking centers in the St. Louis, Mo., market area-one in O’Fallon, Mo. in February 2012 and one in Affton, Mo. in December 2011. The operation of these two new locations increased non-interest expense for the six months ended June 30, 2012, by $346,000 over the same period in 2011.

•
Amortization of tax credits:  During the six months ended June 30, 2012, tax credits used to reduce the Company’s tax expense totaled $3.2 million, up $2.2 million from $1.0 million for the six months ended June 30, 2011.  These tax credits resulted in corresponding amortization expense of $2.3 million during the six months ended June 30, 2012, up $1.6 million from $700,000 for the quarter ended March 31, 2011. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

The Company’s efficiency ratio for the quarter ended June 30, 2012, was 38.33% compared to 58.05% for the same quarter in 2011.  The efficiency ratio for the six months ended June 30, 2012, was 45.99% compared to 57.77% for the same period in 2011.  The decreases in the ratios from the prior periods were primarily due to the gain recognized on the FDIC-assisted acquisition, partially offset by increases in non-interest expense described above.  The Company’s ratio of non-interest expense to average assets increased from 2.57% and 2.52% for the three and six months ended June 30, 2011, respectively, to 2.92% and 2.85% for the three and six months ended June 30, 2012.  The increase in the current period ratios was due to higher expenses in the 2012 period, as described above.  Average assets for the quarter ended June 30, 2012 increased $683.1 million, or 19.9%, from the quarter ended June 30, 2011.  Average assets for the six months ended June 30, 2012, increased $522.7 million, or 15.1%, from the six months ended June 30, 2011.

INCOME TAXES

For the three and six months ended June 30, 2012, the Company’s effective tax rates were 29.6% and 25.5%, respectively, which were lower than the base corporate tax rate, due primarily to the effects of the tax credits discussed above and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate. The Company’s tax rate was higher than in recent periods, however, due to the significant gain recognized on the FDIC-assisted transaction completed in the quarter ended June 30, 2012.  For the quarter ended March 31, 2012, the Company’s effective tax rate was 10.2%. In future periods, the Company expects its effective tax rate will be approximately 12%-18% if it continues to maintain or increase its use of investment tax credits.  The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans.

CAPITAL

As of June 30, 2012, total stockholders’ equity was $352.8 million (8.4% of total assets). As of June 30, 2012, common stockholders’ equity was $294.9 million (7.0% of total assets), equivalent to a book value of $21.83 per common share.  Total stockholders’ equity at December 31, 2011, was $324.6 million (8.6% of total assets). As of December 31, 2011, common stockholders’ equity was $266.6 million (7.0% of total assets), equivalent to a book value of $19.78 per common share.

At June 30, 2012, the Company’s tangible common equity to total assets ratio was 6.8%, compared to 6.9% at December 31, 2011. The tangible common equity to total risk-weighted assets ratio was 12.2% at June 30, 2012, compared to 11.5% at December 31, 2011.

As of June 30, 2012, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of June 30, 2012, the Company’s Tier 1 leverage ratio was 8.7%, Tier 1 risk-based capital ratio was 15.1%, and total risk-based capital ratio was 16.4%. On June 30, 2012, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.2%, Tier 1 risk-based capital ratio was 14.4%, and total risk-based capital ratio was 15.6%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the second quarter of 2012 was 1.0% and the Company currently expects the dividend rate for the third quarter of 2012 to be approximately 1.0%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the quarter ended June 30, 2012, increased $9.2 million to $17.6 million when compared with the quarter ended June 30, 2011.  The provision for loan losses for the six months ended June 30, 2012, increased $11.0 million to $27.7 million when compared with the six months ended June 30, 2011.  At June 30, 2012, the allowance for loan losses was $40.7 million, a decrease of $510,000 from December 31, 2011.  Net charge-offs were $18.4 million and $9.8 million for the quarters ended June 30, 2012 and 2011, respectively.  Net charge-offs were $28.2 million and $17.6 million for the six months ended June 30, 2012 and 2011, respectively.  Three relationships make up $10.2 million of the net charge-off total for the three months ended June 30, 2012.  General market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 2.31%, 2.33% and 2.43% at June 30, 2012, December 31, 2011, and June 30, 2011, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at this time, based on recent internal and external reviews of the Company’s loan portfolio and current economic conditions. If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals and in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss sharing agreements with the FDIC, which substantially cover principal losses that may be incurred in these portfolios.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the TeamBank and Vantus Bank FDIC-covered loan pools has been better than original expectations as of the acquisition dates.  Because of the recent acquisition dates for the Sun Security Bank and InterBank FDIC-covered loan pools, original performance expectations have not materially changed.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at June 30, 2012, were $73.5 million, a decrease of $857,000 from $74.4 million at December 31, 2011, and an increase of $3.7 million from March 31, 2012. Non-performing assets as a percentage of total assets were 1.74% at June 30, 2012, compared to 1.96% at December 31, 2011.

Compared to March 31, 2012, non-performing loans decreased $1.7 million to $22.6 million and foreclosed assets increased $5.4 million to $50.9 million.  Construction and land development loans comprised $5.9 million, or 26.0%, of the total $22.6 million of non-performing loans at June 30, 2012.  Non-performing subdivision construction loans decreased $3.5 million in the three months ended June 30, 2012, and were $1.3 million, or 5.6%, of the total non-performing loans at June 30, 2012.

Compared to March 31, 2012, potential problem loans decreased $4.6 million, or 7.5%.  This decrease was due to $12.3 million of loans transferred to non-performing loans, $9.7 million in charge-offs and $4.5 million in loans removed from potential problem loans, partially offset by $27.7 million of new loans added to potential problem loans.

Activity in the non-performing loans category during the quarter ended June 30, 2012, was as follows:

	Beginning Balance, April 1	Additions to Non- Perform- ing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$181	$223	$--	$--	$--	$--	$(5)	$399
Subdivision construction	4,819	410	--	--	(2,507)	(321)	(1,124)	1,277
Land development	2,523	3,743	--	--	(1,032)	(1,029)	--	4,205
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	5,883	2,150	(56)	(324)	(1,099)	(490)	(89)	5,975
Other residential	--	4,214	--	--	--	(1,264)	--	2,950
Commercial real estate	6,244	--	--	--	(4,149)	(233)	(220)	1,642
Other commercial	2,844	2,728	--	(6)	--	(258)	(286)	5,022
Consumer	1,863	263	(85)	(511)	(162)	(139)	(60)	1,169

Total	$24,357	$13,731	$(141)	$(841)	$(8,949)	$(3,734)	$(1,784)	$22,639

At June 30, 2012, the subdivision construction category of non-performing loans included seven loans, down from 20 loans at March 31, 2012.  The land development category included seven loans, of which five were added during the quarter. The one- to four-family residential category included 50 loans, six of which were added during the quarter. The commercial real estate category included six loans, none of which were added during the quarter. The largest relationship in this category, which was added during a previous quarter, was $793,000, or 48.3% of the total category, and was collateralized by a restaurant property located in the Springfield, Mo., area.  The other commercial category included nine loans, three of which were added during the quarter.

Activity in the potential problem loans category during the quarter ended June 30, 2012, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$--	$687	$--	$--	$--	$--	$--	$687
Subdivision construction	9,231	604	--	(523)	(3,553)	(3,197)	(253)	2,309
Land development	5,537	13,348	--	(3,060)	--	(386)	(343)	15,096
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	8,467	1,576	(573)	(1,774)	--	--	(148)	7,548
Other residential	12,383	7,984	(3,900)	(4,214)	--	(1,478)	(882)	9,893
Commercial real estate	20,425	3,188	--	--	--	(4,334)	(498)	18,781
Other commercial	4,818	161	--	(2,774)	--	(336)	(12)	1,857
Consumer	207	178	(26)	--	--	--	(46)	313

Total	$61,068	$27,726	$(4.499)	$(12,345)	$(3,553)	$(9,731)	$(2,182)	$56,484

At June 30, 2012, the commercial real estate category of potential problem loans included 18 loans.  The largest two relationships in this category, which were added during the quarter ended September 30, 2011, had balances of $5.0 million and $3.9 million, respectively, or 47.4% of the total category.  Both relationships were collateralized by properties located in southwest Missouri.  The one- to four-family residential category included 56 loans, 17 of which were added during the current quarter.  The largest relationship in this category, which was added during the quarter ended December 31, 2011, included six loans, totaling $1.9 million, or 25.4% of the total category, and was collateralized by over 35 separate properties located in southwest Missouri.  Another relationship in this category, which was added during the quarter ended December 31, 2011, and included 14 loans, totaled $1.0 million, or 13.6% of the total category, and was collateralized by over 30 separate properties located in southwest Missouri.   The other residential category included six loans, two of

which were added during the current quarter.  The largest relationship in this category, which was added during the current quarter, totaled $4.0 million, or 40.4% of the total category, and was collateralized by apartments located in southwest Missouri.  The next largest relationship in this category, which was added during the quarter ended December 31, 2011, had a balance of $3.6 million, or 33.0% of the total category.  The relationship was collateralized by apartments located in central Missouri.  The land development category included six loans, three of which were added during the current quarter.  The largest relationship in this category, which was added during the current quarter, had a balance of $8.9 million, or 59.1% of the total category, and was collateralized by commercial land in the St. Louis, Mo., area.

Activity in foreclosed assets, excluding $28.3 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended June 30, 2012, was as follows:

	Beginning Balance, April 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, June 30
	(In thousands)

One-to four-family construction	$1,306	$27	$(416)	$(17)	$--	$900
Subdivision construction	15,140	6,033	(365)	--	(100)	20,708
Land development	13,722	--	(357)	--	(184)	13,181
Commercial construction	2,747	1,032	--	--	--	3,779
One- to four-family residential	1,518	1,292	(780)	--	(15)	2,015
Other residential	7,853	--	(54)	11	(837)	6,973
Commercial real estate	2,161	3,877	(3,326)	--	--	2,712
Commercial business	116	59	--	--	--	175
Consumer	899	394	(862)	--	--	431

Total	$45,462	$12,714	$(6,160)	$(6)	$(1,136)	$50,874

At June 30, 2012, the subdivision construction category of foreclosed assets included 53 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.6 million, or 17.4% of the total category.  Of the total dollar amount in the subdivision construction category, 13.4% is located in Branson, Mo.  The land development category of foreclosed assets included 22 properties, the largest of which had a balance of $2.8 million, or 21.5% of the total category.  Of the total dollar amount in the land development category, 37.1% was located in northwest Arkansas, including the largest property previously mentioned.

BUSINESS INITIATIVES

During the second quarter, the Company replaced two existing banking centers with new facilities. In April, a new banking center on West Kearney in north Springfield, Mo., was opened replacing a leased location approximately one block east. In May, a new banking center on West 135th Street in Olathe, Kan., was opened in an established retail business district replacing the former banking site located in a lesser developed area of the city. Great Southern Travel also moved its office to the new facility.

In October, the Company expects to replace a leased banking center at 3961 S. Campbell in Springfield, Mo., with a new banking center at 600 W. Republic, less than a mile away.  The new site is a former bank office and provides greater customer access.

In May, the Company launched a Small Business Bundling campaign to attract new small business customers.  The campaign featured attractive loan and deposit products designed to meet the specific needs of small businesses. While Great Southern has a long tradition of serving small businesses, the campaign reiterated the Company’s ongoing commitment to serve this important customer segment throughout its six-state franchise.

Integration of the InterBank operating system into Great Southern’s operating system should be completed at the close of business on August 10, 2012. The system conversion will allow all customers to conveniently conduct their banking business at all 107 banking centers.

Text banking is expected to be launched for customers in mid-August providing another channel to access account information. Tablet computer applications and remote check deposit for smartphones are under development and are expected to be available in the third quarter of 2012.

The common stock of Great Southern Bancorp, Inc., is listed on the Nasdaq Global Select Market under the symbol “GSBC”. The last reported sale price of GSBC common stock in the quarter ended June 30, 2012, was $27.58.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. The Company operates 107 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, including but not limited to the recently completed FDIC-assisted transaction involving InterBank and Sun Security Bank, might not be realized within the anticipated time frames or at all, the possibility that the amount of the gains the Company ultimately recognizes from the InterBank and Sun Security Bank transaction will be materially different from the preliminary gains recorded, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and six months ended June 30, 2012, and 2011, are not necessarily indicative of the results of operations which may be expected for the full year or any future period.

	June 30,	December 31,
	2012	2011
Selected Financial Condition Data:	(In thousands)

Total assets	$4,215,729	$3,790,012
Loans receivable, gross	2,349,398	2,165,393
Allowance for loan losses	40,722	41,232
Foreclosed assets, net	79,141	67,621
Available-for-sale securities, at fair value	819,191	875,411
Deposits	3,392,957	2,963,539
Total borrowings	437,199	485,853
Total stockholders’ equity	352,821	324,587
Common stockholders’ equity	294,878	266,644
Non-performing assets (excluding FDIC-covered assets)	73,512	74,369

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2012	2011	2012	2011	2012
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$48,221	$49,144	$92,898	$98,185	$44,677
Interest expense	7,744	8,852	15,649	18,532	7,904
Net interest income	40,477	40,292	77,249	79,653	36,773
Provision for loan losses	17,600	8,431	27,677	16,631	10,077
Non-interest income	37,953	(2,159)	46,419	(3,930)	8,465
Non-interest expense	30,066	22,137	56,875	43,747	26,809
Provision for income taxes	9,108	1,675	9,963	3,562	855
Net income	$21,656	$5,890	$29,153	$11,783	$7,497
Net income available-to-common shareholders	$21,512	$5,108	$28,863	$10,155	$7,353

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2012	2011	2012	2011	2012
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$1.58	$0.37	$2.12	$0.73	$0.54
Book value	$21.83	$19.14	$21.83	$19.14	$20.27

Earnings Performance Ratios:
Annualized return on average assets	2.10%	0.68%	1.46%	0.68%	0.78%
Annualized return on average stockholders’ equity	29.76%	8.88%	20.65%	9.12%	10.96%
Net interest margin	4.36%	5.21%	4.33%	5.13%	4.29%
Average interest rate spread	4.29%	5.10%	4.23%	5.02%	4.16%
Efficiency ratio	38.33%	58.05%	45.99%	57.77%	59.26%
Non-interest expense to average total assets	2.92%	2.57%	2.85%	2.52%	2.79%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.31%	2.43%	2.31%	2.43%	2.30%
Non-performing assets to period-end assets	1.74%	2.44%	1.74%	2.44%	1.81%
Non-performing loans to period-end loans	0.95%	1.29%	0.95%	1.29%	1.12%
Annualized net charge-offs to average loans	4.05%	2.36%	3.10%	2.14%	2.00%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	June 30, 2012	December 31, 2011	March 31, 2012
Assets

Cash	$89,435	$87,911	$85,229
Interest-bearing deposits in other financial institutions	535,028	248,569	374,844
Federal funds sold	337	43,769	337
Cash and cash equivalents	624,800	380,249	460,410

Available-for-sale securities	819,191	875,411	874,273
Held-to-maturity securities	920	1,865	1,865
Mortgage loans held for sale	28,176	28,920	19,121
Loans receivable (1), net of allowance for loan losses of $40,722 – June 2012; $41,232 – December 31, 2011	2,308,676	2,124,161	2,119,054
FDIC indemnification asset	148,618	108,004	84,087
Interest receivable	13,944	13,848	12,828
Prepaid expenses and other assets	78,358	85,175	106,007
Foreclosed assets held for sale (2), net	79,141	67,621	69,244
Premises and equipment, net	95,510	84,192	92,918
Goodwill and other intangible assets	7,318	6,929	6,633
Federal Home Loan Bank stock	11,077	12,088	11,965
Current and deferred income taxes	—	1,549	—
Total Assets	$4,215,729	$3,790,012	$3,858,405

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$3,392,957	$2,963,539	$3,078,066
Federal Home Loan Bank advances	146,673	184,437	147,102
Securities sold under reverse repurchase agreements with customers	206,010	216,737	199,594
Structured repurchase agreements	53,065	53,090	53,077
Short-term borrowings	522	660	522
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	2,004	2,277	2,014
Advances from borrowers for taxes and insurance	2,970	1,572	2,460
Accounts payable and accrued expenses	17,358	12,184	12,721
Current and deferred income taxes	10,420	—	297
Total Liabilities	3,862,908	3,465,425	3,526,782

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding 2012 and 2011 – 57,943 shares	57,943	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2012 – 13,506,400 shares, December 2011 – 13,479,856 shares	134	134	134
Additional paid-in capital	17,524	17,183	17,391
Retained earnings	261,257	236,914	242,080
Accumulated other comprehensive gain	15,963	12,413	14,075
Total Stockholders’ Equity	352,821	324,587	331,623

Total Liabilities and Stockholders’ Equity	$4,215,729	$3,790,012	$3,858,405

(1)	At June 30, 2012 and December 31, 2011, includes loans, net of discounts, totaling $586.3 million and $396.5 million, respectively, which are subject to FDIC support through loss sharing agreements.
(2)
At June 30, 2012 and December 31, 2011, includes foreclosed assets, net of discounts, totaling $28.3 million and $20.7 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2012	2011	2012	2011	2012
Interest Income
Loans	$42,068	$42,243	$79,966	$84,327	$37,897
Investment securities and other	6,153	6,901	12,932	13,858	6,780
	48,221	49,144	92,898	98,185	44,677
Interest Expense
Deposits	5,786	6,661	11,570	14,147	5,784
Federal Home Loan Bank advances	1,132	1,304	2,406	2,601	1,274
Short-term borrowings and repurchase agreements	672	747	1,358	1,503	687
Subordinated debentures issued to capital trust	154	140	315	281	159
	7,744	8,852	15,649	18,532	7,904

Net Interest Income	40,477	40,292	77,249	79,653	36,773
Provision for Loan Losses	17,600	8,431	27,677	16,631	10,077
Net Interest Income After Provision for Loan Losses	22,877	31,861	49,572	63,022	26,696

Noninterest Income
Commissions	2,331	2,486	4,958	4,923	2,626
Service charges and ATM fees	4,881	4,473	9,372	8,535	4,492
Net gains on loan sales	1,097	702	2,246	1,609	1,150
Net realized gains (losses) on sales and impairments of available-for-sale securities	1,251	(400)	1,280	(400)	28
Late charges and fees on loans	238	162	411	284	173
Net change in interest rate swap fair value	(117)	—	(20)	—	96
Initial gain recognized on business acquisition	31,312	—	31,312	—	—
Accretion (amortization) of income related to business acquisitions	(4,440)	(10,296)	(6,188)	(20,049)	(1,748)
Other income	1,400	714	3,048	1,168	1,648
	37,953	(2,159)	46,419	(3,930)	8,465

Noninterest Expense
Salaries and employee benefits	14,700	11,709	28,579	23,281	13,879
Net occupancy expense	5,237	3,639	10,196	7,329	4,959
Postage	840	811	1,668	1,566	827
Insurance	1,107	1,498	2,229	2,945	1,123
Advertising	468	408	837	683	369
Office supplies and printing	355	354	752	632	397
Telephone	740	513	1,507	1,139	767
Legal, audit and other professional fees	1,568	723	2,437	1,485	869
Expense on foreclosed assets	1,228	627	1,668	1,056	439
Other operating expenses	3,823	1,855	7,002	3,631	3,180
	30,066	22,137	56,875	43,747	26,809

Income Before Income Taxes	30,764	7,565	39,116	15,345	8,352
Provision for Income Taxes	9,108	1,675	9,963	3,562	855
Net Income	21,656	5,890	29,153	11,783	7,497
Preferred Stock Dividends and Discount Accretion	144	782	290	1,628	144

Net Income Available to Common Shareholders	$21,512	$5,108	$28,863	$10,155	$7,353

Earnings Per Common Share
Basic	$1.59	$0.38	$2.14	$0.75	$0.54
Diluted	$1.58	$0.37	$2.12	$0.73	$0.54

Dividends Declared Per Common Share	$0.18	$0.18	$0.36	$0.36	$.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $666,000 and $506,000 for the three months ended June 30, 2012, and 2011, respectively.  Fees included in interest income were $1.4 million and $1.1 million for the six months ended June 30, 2012, and 2011, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	June 30, 2012(1)	Three Months Ended June 30, 2012			Three Months Ended June 30, 2011
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.26%	$490,028	$7,854	6.45%	$305,887	$5,827	7.64%
Other residential	5.09	324,967	4,578	5.67	252,564	3,771	5.99
Commercial real estate	5.44	788,633	14,125	7.20	665,535	13,379	8.06
Construction	5.32	223,432	4,668	8.40	262,272	9,006	13.77
Commercial business	5.41	224,063	5,112	9.18	177,662	5,054	11.41
Other loans	6.51	262,926	4,881	7.47	209,087	4,171	8.00
Industrial revenue bonds	6.11	59,207	850	5.77	70,485	1,035	5.89

Total loans receivable	5.60	2,373,256	42,068	7.13	1,943,492	42,243	8.72

Investment securities	3.07	865,859	5,909	2.74	846,169	6,731	3.19
Other interest-earning assets	0.18	492,079	244	0.20	315,231	170	0.22

Total interest-earning assets	4.31	3,731,194	48,221	5.20	3,104,892	49,144	6.35
Non-interest-earning assets:
Cash and cash equivalents		80,401			74,936
Other non-earning assets		313,523			262,206
Total assets		$4,125,118			$3,442,034

Interest-bearing liabilities:
Interest-bearing demand and savings	0.51	$1,507,543	2,009	0.54	$1,113,021	2,018	0.73
Time deposits	1.11	1,472,698	3,777	1.03	1,251,663	4,643	1.49
Total deposits	0.81	2,980,241	5,786	0.78	2,364,684	6,661	1.13
Short-term borrowings and repurchase agreements	1.01	273,529	672	0.99	292,806	747	1.02
Subordinated debentures issued to capital trust	2.03	30,929	154	2.00	30,929	140	1.82
FHLB advances	3.30	146,948	1,132	3.10	152,107	1,304	3.44

Total interest-bearing liabilities	0.94	3,431,647	7,744	0.91	2,840,526	8,852	1.25
Non-interest-bearing liabilities:
Demand deposits		339,978			265,348
Other liabilities		4,497			14,314
Total liabilities		3,776,122			3,120,188
Stockholders’ equity		348,996			321,846
Total liabilities and stockholders’ equity		$4,125,118			$3,442,034

Net interest income:
Interest rate spread	3.37%		$40,477	4.29%		$40,292	5.10%
Net interest margin*				4.36%			5.21%
Average interest-earning assets to average interest-bearing liabilities		108.7%			109.3%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at June 30, 2012 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2012 results of operations.

	June 30, 2012(1)	Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.26%	$425,526	$14,115	6.67%	$309,789	$11,876	7.73%
Other residential	5.09	302,850	9,027	5.99	244,774	7,343	6.05
Commercial real estate	5.44	785,898	27,575	7.06	655,193	26,434	8.14
Construction	5.32	240,822	9,477	7.91	267,721	18,089	13.63
Commercial business	5.41	222,386	8,649	7.82	176,543	10,298	11.76
Other loans	6.51	241,659	9,306	7.74	209,280	8,211	7.91
Industrial revenue bonds	6.11	62,789	1,817	5.82	71,420	2,076	5.86

Total loans receivable	5.60	2,281,930	79,966	7.05	1,934,720	84,327	8.79

Investment securities	3.07	883,312	12,557	2.86	838,691	13,522	3.25
Other interest-earning assets	0.18	424,482	375	0.18	358,057	336	0.19

Total interest-earning assets	4.31	3,589,724	92,898	5.20	3,131,468	98,185	6.32
Non-interest-earning assets:
Cash and cash equivalents		78,944			74,146
Other non-earning assets		319,108			259,509
Total assets		$3,987,776			$3,465,123

Interest-bearing liabilities:
Interest-bearing demand and savings	0.51	$1,374,607	4,078	0.60	$1,101,713	4,125	0.76
Time deposits	1.11	1,387,782	7,492	1.09	1,283,874	10,022	1.57
Total deposits	0.81	2,762,389	11,570	0.84	2,385,587	14,147	1.20
Short-term borrowings and repurchase agreements	1.01	271,066	1,358	1.01	307,374	1,503	0.99
Subordinated debentures issued to capital trust	2.03	30,929	315	2.04	30,929	281	1.83
FHLB advances	3.30	162,896	2,406	2.97	152,556	2,601	3.44

Total interest-bearing liabilities	0.94	3,227,280	15,649	0.97	2,876,446	18,532	1.30
Non-interest-bearing liabilities:
Demand deposits		415,171			258,644
Other liabilities		5,024			15,084
Total liabilities		3,647,475			3,150,174
Stockholders’ equity		340,301			314,949
Total liabilities and stockholders’ equity		$3,987,776			$3,465,123

Net interest income:
Interest rate spread	3.37%		$77,249	4.23%		$79,653	5.02%
Net interest margin*				4.33%			5.13%
Average interest-earning assets to average interest-bearing liabilities		111.2%			108.9%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at June 30, 2012 does not include the impact of the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2012 results of operations.